Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Funds III of our reports dated May 16, 2019, relating to the financial statements and financial highlights, which appear in John Hancock Disciplined Value Fund, John Hancock Disciplined Value Mid Cap Fund, John Hancock U.S. Quality Growth Fund, John Hancock Global Shareholder Yield Fund, and John Hancock International Growth Fund’s Annual Reports on Form N-CSR for the year ended March 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Policy Regarding Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 25, 2019